Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports First Quarter Fiscal 2021 Results

First quarter cash flow and performance reflect positive impact of cost savings measures taken in response to economic environment

Racine, WI – August 4, 2020 –  Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended June 30, 2020.

First Quarter Highlights:

•	Net sales of $347.8 million decreased 34 percent from the prior year, largely due to the impact of the COVID-19 pandemic during the quarter
•	Operating loss of $3.2 million and net loss of $8.4 million
•	Adjusted EBITDA of $20.5 million
•	Loss per share of $0.17 and adjusted loss per share of $0.09
•	Significant year-over-year improvement in cash flow, with $12.3 million of cash flow from operating activities and $3.2 million of free cash flow in quarter
•	Recently reengaged with potential buyers of automotive business
•	Vehicular Thermal Solutions ("VTS") segment now managed and reported as two separate segments, Heavy Duty Equipment (“HDE”) and Automotive

“The severe drop in customer demand and resulting plant shutdowns in the first quarter caused by COVID-19 appears to be behind us, but many of our manufacturing facilities continue to operate at well below normal capacity,” said Modine Interim Chief Executive Officer, Michael B. (Mick) Lucareli. “The revenue decline in the first quarter was in line with our expectations, and our earnings and cash flows benefited from the swift and decisive cost saving actions we took in March and April. We have completed the separation of the automotive business into the standalone Automotive segment and are running the business to maximize returns and cash flows. We are reengaged with potential buyers of our automotive business as we continue to move towards an eventual exit.”

Financial Results

Net sales decreased 34 percent in the first quarter to $347.8 million, compared with $529.0 million in the prior year. The decrease was primarily driven by market-related volume declines in the HDE, Automotive, and Commercial and Industrial Solutions (“CIS”) segments. This decline includes the significant impact of COVID-19 related plant closures around the world during the quarter.

Gross profit decreased 45 percent year-over-year in the first quarter to $46.1 million, primarily driven by volume declines in the Automotive, HDE and CIS segments. This was partially offset by higher gross profit in the Building HVAC (“BHVAC”) segment, which increased 6 percent on slightly lower sales volume. Overall gross margin decreased 250 basis points during the quarter to 13.3 percent, primarily due to the lower sales volume, partially offset by positive performance resulting from cost controlling actions.

Selling, general and administrative (“SG&A”) expenses were $44.7 million in the first quarter, which was $18.8 million or 30 percent lower than the prior year. This decrease was primarily driven by lower compensation and travel expenses from cost saving initiatives across the organization, and lower automotive separation and strategy costs than the prior year.

The operating loss in the first quarter was $3.2 million, compared to $18.1 million of operating income in the prior year. This decrease was driven primarily by lower gross profit and higher restructuring expenses in the first quarter of fiscal 2021, partially offset by lower SG&A expenses as compared to the prior year. During the first quarter of fiscal 2021, the Company recorded $4.6 million of restructuring expenses primarily related to employee severance expenses. In addition, the Company recorded $0.5 million of costs to separate and prepare the automotive business for a potential sale. In the prior year, strategy and restructuring expenses and certain other items totaled $10.3 million. Excluding these items, as well as depreciation and amortization expense, Adjusted EBITDA of $20.5 million was down $26.8 million compared with $47.3 million in the prior year.

The loss per share was $0.17 in the first quarter, compared with earnings per share of $0.16 in the prior year.  Adjusted loss per share was $0.09 in the first quarter, compared with adjusted earnings per share of $0.31 in the prior year. These decreases were primarily due to lower operating earnings compared to the prior year.

First Quarter Segment Review

•
CIS segment sales were $122.5 million, compared with $168.8 million one year ago, a decrease of 27 percent. This decrease was driven by lower sales to commercial HVAC, refrigeration and data center customers, but was partially offset by slightly higher sales to industrial customers. The segment reported gross margin of 12.6 percent, down 180 basis points compared with the prior year, primarily due to lower sales volumes, partially offset by the positive impact of cost savings initiatives and favorable sales mix. The segment was breakeven at the operating earnings level, down $9.0 million, primarily due to lower gross profit and higher restructuring expenses, partially offset by lower SG&A expenses as compared to the prior year. Adjusted EBITDA for the CIS segment was $8.6 million, a decrease of $6.5 million from the prior year.

•
BHVAC segment sales were $47.6 million, compared with $49.0 million one year ago, a decrease of 3 percent. This decrease was driven primarily by lower sales of heating and ventilation products, but was partially offset by higher sales to data center customers in the U.K. The segment reported gross margin of 30.5 percent, which was 260 basis points higher than the prior year, primarily due to favorable customer pricing, materials and labor costs. The segment reported operating income of $7.1 million, an increase of $1.8 million, primarily due to higher gross profit and lower SG&A expenses resulting from costs savings initiatives. Adjusted EBITDA for the BHVAC segment was $7.9 million, an increase of $1.8 million, or 30 percent, from the prior year.

•
HDE segment sales were $123.5 million, compared with $216.4 million one year ago, a decrease of 43 percent. This decrease was driven by lower sales to all end markets around the world, largely as the result of lower end market demand. The segment reported gross margin of 9.2 percent, down 580 basis points from the prior year. This decrease was primarily due to lower sales volume partially offset by the benefit of cost saving initiatives. The segment’s operating loss of $2.5 million decreased $19.8 million compared to operating income of $17.3 million in the prior year. This decrease was primarily due to lower gross profit on the lower sales volume, partially offset by lower SG&A expense as compared to the prior year. Adjusted EBITDA for the HDE segment was $5.5 million, a decrease of $18.7 million from the prior year.

•
Automotive segment sales were $62.1 million, compared with $113.6 million one year ago, a decrease of 45 percent. This decrease was driven by lower sales in Europe and North America due to lower end market demand. The segment reported gross margin of 7.7 percent, down 330 basis points compared with the prior year, primarily due to lower sales volumes, partially offset by performance improvements and favorable materials. The segment’s operating loss of $3.8 million was down $3.8 million, primarily due to lower gross profit partially offset by lower SG&A and restructuring expenses as compared to the prior year. Adjusted EBITDA for the Automotive segment was $1.4 million, a decrease of $5.1 million from the prior year.

Balance Sheet & Liquidity

Net cash provided by operating activities for the quarter ended June 30, 2020 was $12.3 million, an increase of $11.8 million compared with the prior year. Free cash flow for the first quarter of fiscal 2021 was $3.2 million, a $23.0 million improvement from the prior year, primarily resulting from improved working capital in part due to improved inventory management, lower capital expenditures and lower cash restructuring and strategy payments. Cash payments for restructuring activities and automotive strategy and separation costs during the quarter were $7.2 million.

Total debt was $486.7 million as of June 30, 2020. Cash and cash equivalents at the end of the first quarter were $77.2 million, and the Company maintained $118.4 million of capacity under its revolving credit facility, resulting in total available liquidity of $195.6 million as of June 30, 2020. Net debt was $409.5 million as of June 30, 2020, a decrease of $2.0 million from the end of fiscal 2020.

Outlook

Lucareli concluded, “We maintain a strong financial position, a disciplined approach to cost management, and our global teams remain in frequent communication with our customers who are all beginning to recover at various speeds. Although we are growing more confident in our short-term customer order book, the medium- and long-term outlooks remain highly unpredictable. We currently expect that our first quarter sales will serve as the trough of our quarterly performance this year, and expect to see incremental revenue and earnings improvements each quarter throughout fiscal 2021.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, August 5, 2020 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its first quarter fiscal 2021 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after August 5, 2020. A call-in replay will be available through midnight on August 10, 2020, at 800-585-8367, (international replay 416-621-4642); Conference ID# 2368339. The Company will post a transcript of the call on its website, on August 10, 2020.

About Modine

Modine, with fiscal 2020 revenues of $2.0 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its four complementary segments: CIS; BHVAC; HDE; and Automotive. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2020 and under Forward-Looking Statements in Item 7 of Part II of that same report.  Other risks and uncertainties include, but are not limited to, the following: the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including our ability to successfully exit the automotive business; our ability to effectively and efficiently reduce our cost structure in response to sales volume declines and complete restructuring activities and realize benefits thereon; our ability to comply with the financial covenants in our credit agreements and to fund our global liquidity requirements efficiently, particularly in light of the volatility and negative impacts to the financial markets resulting from COVID-19; operational inefficiencies as a result of program launches, unexpected volume increases, product transfers, and delays or inefficiencies resulting from restrictions imposed in response to the COVID-19 pandemic; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, tariffs (and potential trade war impacts resulting from tariffs or retaliatory actions), inflation, changes in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic and other matters, that have been or may be implemented in the U.S. or abroad, and continuing uncertainty regarding the impacts of “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased component inventory, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain talent in managerial, leadership, and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted earnings per share, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA

Net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges, costs associated with the review of strategic alternatives for and separation and potential sale of the automotive business, and certain other gains or charges.  The Company believes that adjusted EBITDA provides a relevant measure of profitability and earnings power.  The Company views this financial metric as being useful to assess operating performance from period to period by excluding certain items that it believes are not representative of its core business.  Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges, costs associated with the review of strategic alternatives for and separation and potential sale of the automotive business, and excluding certain other gains or charges.  Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
	(In millions, except per share amounts)

	Three months ended June 30,
	2020	2019
Net sales	$347.8	$529.0
Cost of sales	301.7	445.6
Gross profit	46.1	83.4
Selling, general & administrative expenses	44.7	63.5
Restructuring expenses	4.6	1.8
Operating (loss) income	(3.2)	18.1
Interest expense	(5.4)	(5.9)
Other expense - net	-	(1.1)
(Loss) earnings before income taxes	(8.6)	11.1
Benefit (provision) for income taxes	0.2	(2.9)
Net (loss) earnings	(8.4)	8.2
Net earnings attributable to noncontrolling interest	(0.2)	(0.2)
Net (loss) earnings attributable to Modine	$(8.6)	$8.0

Net (loss) earnings per share attributable to Modine shareholders - diluted:	$(0.17)	$0.16

Weighted-average shares outstanding - diluted:	50.9	51.1

Condensed consolidated balance sheets (unaudited)
		(In millions)
	June 30, 2020	March 31, 2020
Assets
Cash and cash equivalents	$77.2	$70.9
Trade receivables	272.6	292.5
Inventories	210.2	207.4
Other current assets	56.8	62.5
Total current assets	616.8	633.3
Property, plant and equipment - net	439.4	448.0
Intangible assets - net	105.1	106.3
Goodwill	167.0	166.1
Deferred income taxes	109.2	104.8
Other noncurrent assets	79.2	77.6
Total assets	$1,516.7	$1,536.1

Liabilities and shareholders' equity
Debt due within one year	$38.6	$30.4
Accounts payable	190.1	227.4
Other current liabilities	128.3	114.2
Total current liabilities	357.0	372.0
Long-term debt	448.1	452.0
Other noncurrent liabilities	218.9	218.5
Total liabilities	1,024.0	1,042.5
Total equity	492.7	493.6
Total liabilities & equity	$1,516.7	$1,536.1

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
		(In millions)

	Three months ended June 30,
	2020	2019
Cash flows from operating activities:
Net (loss) earnings	$(8.4)	$8.2
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	18.6	18.9
Stock-based compensation expense	0.7	1.7
Deferred income taxes	(5.9)	(0.5)
Other - net	1.3	0.9
Changes in operating assets and liabilities:
Trade accounts receivable	21.7	1.6
Inventories	(1.5)	(15.0)
Accounts payable	(34.1)	(3.8)
Other assets and liabilities	19.9	(11.5)
Net cash provided by operating activities	12.3	0.5

Cash flows from investing activities:
Expenditures for property, plant and equipment	(9.1)	(20.3)
Other - net	0.6	1.8
Net cash used for investing activities	(8.5)	(18.5)

Cash flows from financing activities:
Net increase in debt	3.4	13.0
Other - net	(1.6)	(7.5)
Net cash provided by financing activities	1.8	5.5

Effect of exchange rate changes on cash	0.6	(0.1)

Net increase (decrease) in cash, cash equivalents and restricted cash	6.2	(12.6)

Cash, cash equivalents and restricted cash - beginning of period	71.3	42.2

Cash, cash equivalents and restricted cash - end of period	$77.5	$29.6

Modine Manufacturing Company
Segment operating results (unaudited)
		(In millions)

	Three months ended June 30,
	2020	2019
Net sales:
Commercial and Industrial Solutions	$122.5	$168.8
Building HVAC Systems	47.6	49.0
Heavy Duty Equipment (a)	123.5	216.4
Automotive (a)	62.1	113.6
Segment total	355.7	547.8
Corporate and eliminations (a)	(7.9)	(18.8)
Net sales	$347.8	$529.0

	Three months ended June 30,
	2020		2019
Gross profit:	$'s	% of sales	$'s	% of sales
Commercial and Industrial Solutions	$15.5	12.6%	$24.3	14.4%
Building HVAC Systems	14.5	30.5%	13.7	27.9%
Heavy Duty Equipment (a)	11.3	9.2%	32.5	15.0%
Automotive (a)	4.8	7.7%	12.5	11.0%
Segment total	46.1	13.0%	83.0	15.2%
Corporate and eliminations	-	-	0.4	-
Gross profit	$46.1	13.3%	$83.4	15.8%

	Three months ended June 30,
	2020	2019
Operating income:
Commercial and Industrial Solutions	$-	$9.0
Building HVAC Systems	7.1	5.3
Heavy Duty Equipment (a)	(2.5)	17.3
Automotive (a)	(3.8)	-
Segment total	0.8	31.6
Corporate and eliminations	(4.0)	(13.5)
Operating (loss) income	$(3.2)	$18.1

(a)
Effective April 1, 2020, the Company began managing its global automotive business separate from the other businesses within the previously-reported Vehicular Thermal Solutions ("VTS") segment.  The Company is managing the automotive business as the Automotive segment as it targets the sale or eventual exit of its underlying automotive business operations.  The Heavy Duty Equipment segment includes the commercial vehicle and off-highway businesses that were previously reported within the VTS segment.  As a result, the Company recast the prior-period segment financial information to conform to the current-period presentation.  Please see exhibit 99.1 to the Current Report on Form 8-K dated August 3, 2020 for supplementary recast segment financial results for fiscal 2020.

Modine Manufacturing Company
Adjusted financial results (unaudited)
	(In millions, except per share amounts)

	Three months ended June 30,
	2020	2019
Net (loss) earnings	$(8.4)	$8.2
Interest expense	5.4	5.9
(Benefit) provision for income taxes	(0.2)	2.9
Depreciation and amortization expense	18.6	18.9
Other expense - net	-	1.1
Restructuring expenses (a)	4.6	1.8
Automotive separation and strategy costs (b)	0.5	8.4
Environmental charges (c)	-	0.1
Adjusted EBITDA	$20.5	$47.3

Net (loss) earnings per share attributable to Modine shareholders - diluted	$(0.17)	$0.16
Restructuring expenses (a)	0.07	0.03
Automotive separation and strategy costs (b)	0.01	0.12
Adjusted (loss) earnings per share	$(0.09)	$0.31

(a)
Restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions and plant consolidation activities.  The tax benefit related to restructuring expenses during the first quarter of fiscal 2021 and fiscal 2020 was $0.8 million and $0.2 million, respectively.

(b)
During the first quarter of fiscal 2021 and 2020, the Company recorded $0.5 million and $8.4 million, respectively, of costs at Corporate directly associated with the review of strategic alternatives for its automotive business, including costs to separate and prepare the business for a potential sale.  With the exception of $0.2 million of costs in the first quarter of fiscal 2021 associated with program and equipment transfers recorded as costs of sales, these costs were recorded as SG&A expenses and primarily related to accounting, legal, and IT professional services.  The tax benefit related to these costs during the first quarter of fiscal 2021 and 2020 was $0.1 million and $2.0 million, respectively.

(c)	Environmental charges, including related legal costs, are recorded as SG&A expenses and relate to previously-owned U.S. manufacturing facilities in the Heavy Duty Equipment segment.

	Three months ended June 30, 2020				Three months ended June 30, 2019
	Commercial and Industrial Solutions	Building HVAC Systems	Heavy Duty Equipment	Automotive	Commercial and Industrial Solutions	Building HVAC Systems	Heavy Duty Equipment	Automotive
Operating income (loss)	$-	$7.1	$(2.5)	$(3.8)	$9.0	$5.3	$17.3	$-
Depreciation and amortization expense	6.2	0.8	6.1	5.0	5.9	0.8	6.4	5.3
Restructuring expenses (a)	2.4	-	1.9	0.2	0.2	-	0.4	1.2
Environmental charges (a)	-	-	-	-	-	-	0.1	-
Adjusted EBITDA	$8.6	$7.9	$5.5	$1.4	$15.1	$6.1	$24.2	$6.5

(a)	See the Adjusted EBITDA reconciliation above for information on restructuring expenses and other adjustments.

Modine Manufacturing Company
Net debt (unaudited)
		(In millions)

	June 30, 2020	March 31, 2020
Debt due within one year	$38.6	$30.4
Long-term debt	448.1	452.0
Total debt	486.7	482.4

Less: cash and cash equivalents	77.2	70.9
Net debt	$409.5	$411.5

Free cash flow (unaudited)

	Three months ended June 30,
	2020	2019
Net cash provided by operating activities	$12.3	$0.5
Expenditures for property, plant and equipment	(9.1)	(20.3)
Free cash flow	$3.2	$(19.8)

SOURCE: Modine Manufacturing Company

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com